SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by Registrant:                                  [X]
Filed by a Party other than the Registrant:           [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement                [ ] Confidential, for Use  of the
[X] Definitive Proxy Statement                     Commission Only (as)permitted
[ ] Definitive Additional Materials                by Rule 14a-6(e)(2)
[ ] Soliciting Materials Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Kronos Worldwide, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:

       2) Aggregate number of securities to which transaction applies:

       3) Perunit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):

       4) Proposed maximum aggregate value of transaction:

       5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box  if  any part of  the fee  is  offset as  provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:

       2) Form, Schedule or Registration Statement No.:

       3) Filing Party:

       4) Date Filed:

                             Kronos Worldwide, Inc.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                           Dallas, Texas   75240-2697





                                 April 16, 2004






To Our Stockholders:

     You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Kronos Worldwide, Inc., which will be held on Thursday, May 20, 2004, at 10:00 a.m., local time, at Kronos Worldwide's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

                                                   Sincerely,

                                                   /s/ Harold C. Simmons
                                                   Harold C. Simmons
                                                   Chairman of the Board and
                                                   Chief Executive Officer

                             Kronos Worldwide, Inc.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                           Dallas, Texas   75240-2697

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 20, 2004



To the Stockholders of Kronos Worldwide, Inc.:

     NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders (the "Meeting") of Kronos Worldwide, Inc., a Delaware corporation ("Kronos Worldwide"), will be held on Thursday, May 20, 2004, at 10:00 a.m., local time, at Kronos Worldwide's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas for the following purposes:

     (1) To elect six directors to serve until the 2005 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal, resignation or death; and

     (2) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The board of directors of Kronos Worldwide set the close of business on March 29, 2004 as the record date (the "Record Date") for the Meeting. Only holders of Kronos Worldwide's common stock, par value $0.01 per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. Kronos Worldwide's stock transfer books will not be closed following the Record Date. A complete list of stockholders entitled to vote at the Meeting will be available for examination during normal business hours by any stockholder of Kronos Worldwide, for purposes related to the Meeting, for a period of ten days prior to the Meeting at the place where Kronos Worldwide will hold the Meeting.

     You are cordially invited to attend the Meeting. Whether or not you plan to attend the Meeting in person, please complete, date and sign the accompanying proxy card or voting instruction form and return it promptly in the enclosed envelope to ensure that your shares are represented and voted in accordance with your wishes. You may revoke your proxy by following the procedures set forth in the accompanying proxy statement. If you choose, you may still vote in person at the Meeting even though you previously submitted your proxy.


                                          By Order of the Board of Directors,

                                          /s/ Robert D. Graham
                                          Robert D. Graham, Secretary

Dallas, Texas
April 16, 2004

                             Kronos Worldwide, Inc.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697

                         ------------------------------

                                 PROXY STATEMENT

                         ------------------------------

                               GENERAL INFORMATION

     This proxy statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of the board of directors (the "Board of Directors") of Kronos Worldwide, Inc., a Delaware corporation ("Kronos Worldwide"), for use at the 2004 Annual Meeting of Stockholders of Kronos Worldwide to be held on Thursday, May 20, 2004 and at any adjournment or postponement thereof (the "Meeting"). The accompanying Notice of Annual Meeting of Stockholders (the "Notice") sets forth the time, place and purposes of the Meeting. The Notice, this proxy statement, the accompanying proxy card or voting instruction form and Kronos Worldwide's Annual Report to Stockholders, which includes Kronos Worldwide's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "Annual Report"), are first being mailed to the holders of Kronos Worldwide's common stock, par value $0.01 per share ("Common Stock"), on or about April 16, 2004. Kronos Worldwide's principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                  QUORUM, VOTING RIGHTS AND PROXY SOLICITATION

     The record date set by the Board of Directors for the determination of stockholders entitled to notice of and to vote at the Meeting was the close of business on March 29, 2004 (the "Record Date"). As of the Record Date, there were 48,943,049 shares of Common Stock issued and outstanding. Each share of Common Stock entitles its holder to one vote on all matters to be acted on at the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. Shares of Common Stock that are voted to abstain from any business coming before the Meeting and broker/nominee non-votes will be counted as being in attendance at the Meeting for purposes of determining whether a quorum is present.

     If a quorum is present, a plurality of the affirmative votes of the outstanding shares of Common Stock represented and entitled to be voted at the Meeting, is necessary to elect each director of Kronos Worldwide. The accompanying proxy card or voting instruction form provides space for a stockholder to withhold authority to vote for any of the nominees of the Board of Directors. Neither shares as to which the authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees to the Board of Directors. However, since director nominees need only receive the vote of a plurality of the shares represented and entitled to vote at the Meeting, a vote withheld from a particular nominee will not affect the election of such nominee.

     Except as applicable laws may otherwise provide, if a quorum is present, the approval of any other matter that may properly come before the Meeting will require the affirmative vote of a majority of the shares represented and entitled to vote at the Meeting. Shares of Common Stock that are voted to abstain from any other business coming before the Meeting and broker/nominee non-votes will not be counted as votes for or against any such other matter.

     Unless otherwise specified, the agents designated in the proxy card or voting instruction form will vote the shares represented by a proxy at the Meeting "FOR" the election of the nominees for director of the Board of Directors and, to the extent allowed by the federal securities laws, in the discretion of the agents on any other matter that may properly come before the Meeting.

     EquiServe Trust Company N.A. or its successor ("EquiServe"), the transfer agent and registrar for Kronos Worldwide Common Stock as of the Record Date, has been appointed by the Board of Directors to ascertain the number of shares represented, receive proxies and ballots, tabulate the vote and serve as inspector of election at the Meeting.

     Each holder of record of Common Stock giving the proxy enclosed with this proxy statement may revoke it at any time prior to the voting at the Meeting by delivering to EquiServe a written revocation of the proxy or a duly executed proxy bearing a later date or by voting in person at the Meeting. Attendance by a stockholder at the Meeting will not in itself constitute the revocation of such stockholder's proxy.

     The Board of Directors is making this proxy solicitation. Kronos Worldwide will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to the solicitation by mail, directors, officers and regular employees of Kronos Worldwide may solicit proxies by telephone or in person, for which such persons will receive no additional compensation. Kronos Worldwide has retained The Altman Group, Inc. to aid in the distribution of this proxy statement and related materials at a cost Kronos Worldwide estimates at $1,000. Upon request, Kronos Worldwide will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of Common Stock that such entities hold of record.

        NL'S DECEMBER 2003 DISTRIBUTION OF KRONOS WORLDWIDE COMMON STOCK

     Prior to December 8, 2003 (the "Distribution Date"), Kronos Worldwide was a wholly owned subsidiary of NL Industries, Inc. ("NL"). On the Distribution Date, NL distributed approximately 48.8% of the outstanding shares of Common Stock to its shareholders on the basis of one share of Common Stock for every two shares of NL common stock, par value $0.125 per share ("NL Common Stock"), outstanding as of the close of business on November 17, 2003, the record date for the distribution. No fractional shares of Kronos Worldwide common stock were distributed. NL shareholders who would have otherwise been entitled to receive a fractional share of Common Stock received cash in lieu of such fractional share.

                               CONTROLLED COMPANY

     NL, Valhi, Inc. ("Valhi") and Tremont LLC ("Tremont") are the direct holders of 50.5%, 32.8% and 10.6%, respectively, of the outstanding shares of Common Stock as of the Record Date. Together, NL, Valhi and Tremont own 93.8% of the outstanding shares of Common Stock. NL, Valhi and Tremont are each related to Contran Corporation ("Contran"). Harold C. Simmons may be deemed to control NL, Valhi, Tremont and Contran.

     NL, Valhi and Tremont have each indicated their intention to have their shares of Common Stock represented at the Meeting and voted "FOR" the election of each of the nominees for director of the Board of Directors. If NL alone attends the Meeting in person or by proxy and votes as indicated, the Meeting will have a quorum present and the stockholders will elect all the nominees for the Board of Directors.

     Because of the Common Stock ownership of NL, Valhi and Tremont, Kronos Worldwide is considered a controlled company under the listing standards of the New York Stock Exchange (the "NYSE"). Pursuant to the listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominating or corporate governance committees or charters for these committees. Kronos Worldwide has chosen not to have a majority of independent directors or an independent nominating or corporate governance committee. The Board of Directors believes that the full Board of Directors best represents the interests of all of Kronos Worldwide's stockholders and that it is appropriate for all matters that would be considered by a nominating or corporate governance committee to be considered and acted upon by the full Board of Directors. Applying the requirements of the NYSE listing standards, the Board of Directors has determined that three of its directors are independent and have no material relationship with Kronos Worldwide. While the members of Kronos Worldwide's management development and compensation committee (the "MD&C Committee") currently satisfy the independence requirements of the NYSE listing standards, Kronos Worldwide has chosen not to satisfy all of the NYSE listing standards for a compensation committee. See "Meetings and Committees of the Board of Directors" for more information on the committees of the Board of Directors. See also "Stockholder Proposals for the 2005 Annual Meeting" for a description of Kronos Worldwide's policies and procedures for stockholder nominations of directors.

                              ELECTION OF DIRECTORS

     The bylaws of Kronos Worldwide provide that the Board of Directors shall consist of one or more members as determined by the Board of Directors or the stockholders. The Board of Directors has currently set the number of directors at six. The directors elected at the Meeting will hold office until the 2005 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal, resignation or death.

     All of the nominees are currently directors of Kronos Worldwide whose terms will expire at the Meeting. All of the nominees have agreed to serve if elected. If any nominee is not available for election at the Meeting, a proxy will be voted "FOR" an alternate nominee to be selected by the Board of Directors, unless the stockholder executing such proxy withholds authority to vote for such nominee. The Board of Directors believes that all of its present nominees will be available for election at the Meeting and will serve if elected.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR.

     Nominees for Director. The respective nominees for election as directors of Kronos Worldwide for terms expiring at the 2005 Annual Meeting of Stockholders have provided the following information.

     Cecil H. Moore, Jr., age 64, has been a director of Kronos Worldwide since December 2003. Mr. Moore is currently a private investor and retired from KPMG LLP in 2000 after 37 years in which he served in various capacities with the firm. Among other positions, he served as managing partner of the firm's Dallas, Texas business unit from 1990 to 1999. Prior to 1990, Mr. Moore was partner-in-charge of the audit and accounting practice of the firm's Dallas, Texas business unit for 12 years. He is a member of Kronos Worldwide's audit committee and on the board of directors and audit committee of NL. Mr. Moore is also a director of Perot Systems Corporation.

     George E. Poston, age 68, has been a director of Kronos Worldwide since December 2003. From 2002 to December 2003, he served as a director of NL. He has been president of Poston Real Estate Co., a privately held commercial real estate investment company, and president of Poston Capital Co., a privately held investment company, since 1970. Mr. Poston is a member of Kronos Worldwide's audit committee and MD&C Committee.

     Glenn R. Simmons, age 76, has been a director of Kronos Worldwide since August 2003. Mr. Simmons has been vice chairman of the board of Valhi and Contran since prior to 1999. Mr. Simmons is also a director of NL. Mr. Simmons is chairman of the board of Keystone Consolidated Industries, Inc., a steel fabricated wire products, industrial wire and carbon steel rod company that is related to Contran ("Keystone"), and CompX International, Inc., a manufacturer of ergonomic computer support systems, precision ball bearing slides and security products that is related to Valhi ("CompX"). Mr. Simmons is also a director of Titanium Metals Corporation ("TIMET"), an integrated producer of titanium metals products that is related to Valhi. In February 2004, Keystone filed a voluntary petition for reorganization under federal bankruptcy laws. Mr. Simmons has been an executive officer or director of various companies related to Valhi and Contran since 1969. He is a brother of Harold C. Simmons.

     Harold C. Simmons, age 72, has served as chairman of the board and chief executive officer of Kronos Worldwide since August 2003. Mr. Simmons has served as chief executive officer of NL since July 2003, chairman of the board of NL since 1987 and as a director of NL since 1986. Mr. Simmons has been chairman of the board of Valhi and Contran since prior to 1999 and was chief executive officer of Valhi from prior to 1999 to 2002. Mr. Simmons has been an executive officer or director of various companies related to Valhi and Contran since 1961. Mr. Simmons is a brother of Glenn R. Simmons.

     Dr. R. Gerald Turner, age 58, has been a director of Kronos Worldwide since December 2003. From May 2003 to December 2003, he was a director of NL. He has served since 1995 as president of Southern Methodist University in Dallas, Texas. He held previous executive and administrative positions at the University of Mississippi, the University of Oklahoma and Pepperdine University. He serves on the board of directors of J.C. Penney Corporation, Inc., American AAdvantage Funds and First Broadcasting Investment Partners, LLC. Dr. Turner is chairman of Kronos Worldwide's audit committee and MD&C Committee.

     Steven L. Watson, age 53, has served as a director of Kronos Worldwide since August 2003. Mr. Watson has been president and a director of Valhi and Contran since 1998 and chief executive officer of Valhi since 2002. Mr. Watson is also a director of CompX, Keystone, NL and TIMET. Mr. Watson has served as an executive officer or director of various companies related to Valhi and Contran since 1980.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     On or after the Distribution Date, the Board of Directors did not hold any meetings in 2003 but took action by unanimous written consent in lieu of a meeting on one occasion. It is Kronos Worldwide's policy that each director attend its annual meeting of stockholders, which will generally be held immediately before the annual meeting of the Board of Directors.

     The Board of Directors has established and delegated authority to the following two standing committees.

          Audit Committee. The audit committee assists the Board of Directors' oversight responsibilities relating to the financial accounting and reporting processes and auditing processes of Kronos Worldwide. The responsibilities of the audit committee are more specifically set forth in the audit committee charter attached as Appendix A to this proxy statement. Applying the requirements of the NYSE listing standards and Securities and Exchange Commission ("SEC") regulations, as applicable, the Board of Directors has determined that

          - each member of the audit committee is financially literate and independent and has no material relationship with Kronos Worldwide; and
          - Mr. Cecil H. Moore, Jr. is the "audit committee financial expert."

     No member of the audit committee serves on more than three public company audit committees. For further information on the role of the audit committee, see "Audit Committee Report." The current members of the audit committee are R. Gerald Turner (chairman), Cecil H. Moore, Jr. and George
     E. Poston. The audit committee did not hold any meetings in 2003. Prior to the Distribution Date, NL's audit committee performed the functions of the Kronos Worldwide audit committee.

          Management Development and Compensation Committee. The principal responsibilities of the MD&C Committee are to review and approve certain matters involving executive compensation; to take action or to review and approve certain matters regarding Kronos Worldwide's employee benefit plans or programs; to administer and grant awards under the Kronos Worldwide, Inc. 2003 Long-Term Incentive Plan (the "2003 Plan"); to approve certain annual incentive compensation awards; and to review and administer such other compensation matters as the Board of Directors may direct from time to time. The Board of Directors has determined that each member of the MD&C Committee is independent by applying the requirements of the NYSE listing standards. For further information on the role of the MD&C Committee, see "Report On Executive Compensation." The current members of the MD&C Committee are R. Gerald Turner (chairman) and George E. Poston. The MD&C Committee did not hold any meetings in 2003. Prior to the Distribution Date, NL's management development and compensation committee performed the functions of the MD&C Committee. The MD&C Committee does not have a written charter.

     The Board of Directors is expected to elect the members of the standing committees at the Board of Directors annual meeting immediately following the Meeting. The Board of Directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.

                               EXECUTIVE OFFICERS

     Set forth below is certain information relating to the current executive officers of Kronos Worldwide. Each executive officer serves at the pleasure of the Board of Directors. Biographical information with respect to Harold C. Simmons is set forth under "Election of Directors--Nominees for Director."


          Name                     Age                   Position(s)
-----------------------------      ---    ---------------------------------------------------
Harold C. Simmons............       72    Chairman of the Board and Chief Executive Officer
Dr. Ulfert Fiand.............       55    Senior Vice President, Manufacturing and Technology
Gregory M. Swalwell..........       47    Vice President, Finance
Robert D. Graham.............       48    Vice President, General Counsel and Secretary
James W. Brown...............       47    Vice President and Controller
Kelly D. Luttmer.............       40    Tax Director
John A. St. Wrba.............       47    Treasurer

     Dr. Ulfert Fiand has served as senior vice president, manufacturing and technology of Kronos Worldwide since August 2003. Since 2001, he has served as president of manufacturing and technology of Kronos International, Inc., a wholly owned subsidiary of Kronos Worldwide ("KII"). Dr. Fiand joined KII in 1988, and previously served as group leader and director of chloride process technology, director of process technology and vice president of production & process technology.

     Gregory M. Swalwell has served as vice president, finance of Kronos Worldwide since August 2003, vice president, finance of NL since July 2003 and vice president and controller of Valhi and Contran since prior to 1999. Mr. Swalwell has served in accounting positions with various companies related to Valhi and Contran since 1988.

     Robert D. Graham has served as vice president, general counsel and secretary of Kronos Worldwide since August 2003, vice president, general counsel and secretary of NL since July 2003 and as vice president of Valhi and Contran since 2002. From 1997 to 2002, Mr. Graham served as an executive officer, and most recently as executive vice president and general counsel, of Software Spectrum, Inc. ("SSI"). SSI is a global business-to-business software services provider that is a wholly owned subsidiary of Level 3 Communications, Inc. From 1991 to 2002, SSI was a publicly held corporation. From 1985 to 1997, Mr. Graham was a partner in the law firm of Locke Purnell Rain Harrell (A Professional Corporation), a predecessor to Locke Liddell and Sapp LLP.

     James W. Brown has served as vice president and controller of NL and Kronos Worldwide since December 2003. From 1998 to 2002, he served as vice president and chief financial officer of SSI. From 1994 to 1998, Mr. Brown served as vice president, corporate accounting of Affiliated Computer Services, Inc.

     Kelly D. Luttmer has served as tax director of Kronos Worldwide since August 2003, tax director of NL since July 2003 and tax director of CompX, Valhi and Contran since 1998. Ms. Luttmer has served in tax accounting positions with various companies related to Valhi and Contran since 1989.

     John A. St. Wrba has served as treasurer of Kronos Worldwide since August 2003 and vice president and treasurer of NL since February 2003. He was NL's assistant treasurer from 2002 to 2003. He served as NL's assistant treasurer from prior to 1998 until 2000. From 2000 until 2002, he was assistant treasurer of Kaiser Aluminum & Chemical Corporation.

                               SECURITY OWNERSHIP

     Ownership of Kronos Worldwide. The following table and footnotes set forth as of the Record Date the beneficial ownership, as defined by regulations of the SEC, of Common Stock held by each person or group of persons known to Kronos Worldwide to own beneficially more than 5% of the outstanding shares of Common Stock, each director of Kronos Worldwide, each current or former executive officer of Kronos Worldwide named in the Summary Compensation Table in this proxy statement (a "named executive officer") and all current directors and executive officers of Kronos Worldwide as a group. See footnote (4) below for information concerning individuals and entities that may be deemed to own indirectly and beneficially those shares of Common Stock that NL, Valhi or Tremont directly hold. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.

                                                                               Kronos Worldwide Common Stock
                                                                         ----------------------------------------
                                                                          Amount and Nature of        Percent of
Name of Beneficial Owner                                                 Beneficial Ownership (1)    Class (1)(2)
------------------------                                                 ------------------------    ------------
Harold C. Simmons (3)...............................................                3,042 (4)             *
    NL Industries, Inc (3)..........................................           24,702,400 (4)           50.5%
    Valhi, Inc. (3).................................................           16,029,146 (4)           32.8%
    Tremont LLC (3).................................................            5,180,738 (4)           10.6%
    Spouse (3)......................................................               35,233 (4)             *
                                                                         ----------------
                                                                               45,950,559 (4)           93.9%

Cecil H. Moore, Jr..................................................                  -0- (4)            -0-
George E. Poston....................................................                1,000                 *
Glenn R. Simmons....................................................                2,071 (4)             *
Dr. R. Gerald Turner................................................                  507                 *
Steven L. Watson....................................................                3,549 (4)             *
Dr. Ulfert Fiand....................................................                  -0-                -0-
Dr. Lawrence A. Wigdor..............................................                  107                 *
All current directors and executive officers as a group
    (12 persons)..................................................             45,957,686 (4)           93.9%

--------------------
*         Less than 1%.

(1) Except as otherwise noted, the listed entities, individuals and group have sole investment power and sole voting power as to all shares of Common Stock set forth opposite their names. The number of shares and percentage of ownership of Common Stock for each person or group assumes the exercise by such person or group (exclusive of the exercise by others) of stock options that such person or group may exercise within 60 days subsequent to the Record Date.

(2) The percentages are based on 48,943,049 shares of Common Stock outstanding as of the Record Date.

(3) The business address of NL, Valhi, Tremont and Harold C. Simmons is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

(4) Valhi and Tremont are the direct holders of approximately 62.4% and 21.1%, respectively, of the outstanding shares of NL Common Stock. Valhi is the direct holder of 100% of the membership interests of Tremont. Valhi Group, Inc. ("VGI"), National City Lines, Inc. ("National"), Contran, the Harold Simmons Foundation, Inc. (the "Foundation"), the Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2") and The Combined Master Retirement Trust (the "CMRT") are the direct holders of approximately 77.6%, 9.1%, 3.1%, 0.9%, 0.4% and 0.1%, respectively, of the outstanding shares of Valhi common stock, par value $0.01 per share ("Valhi Common Stock"). National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of 100% of the outstanding common stock of Dixie Rice and approximately 88.9% of the outstanding common stock of Southwest.

     Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold
     C. Simmons (the "Trusts"), of which Mr. Simmons is the sole trustee. As sole trustee of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the Trusts. Mr. Simmons, however, disclaims beneficial ownership of any Contran shares the Trusts hold.

     Harold C. Simmons is the chairman of the board and chief executive officer of each of Kronos Worldwide and NL and the chairman of the board of each of Tremont, Valhi, VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran.

     The Foundation directly holds approximately 0.9% of the outstanding shares of Valhi Common Stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board of the Foundation.

     The CDCT No. 2 directly holds approximately 0.4% of the outstanding shares of Valhi Common Stock. U.S. Bank National Association serves as the trustee of the CDCT No. 2. Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations. Pursuant to the terms of the CDCT No. 2, Contran retains the power to vote the shares held by the CDCT No. 2, retains dispositive power over such shares and may be deemed the indirect beneficial owner of such shares.

     The CMRT directly holds approximately 0.1% of the outstanding shares of Valhi Common Stock. Valhi established the CMRT to permit the collective investment by master trusts that maintain the assets of certain employee benefit plans Valhi and related companies adopt. Harold C. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT. Valhi's board of directors selects the trustee and members of the trust investment committee for the CMRT. Harold C. Simmons, Glenn R. Simmons, Steven L. Watson, Lawrence A. Wigdor and certain other executive officers of Kronos Worldwide are participants in one or more of the employee benefit plans that invest through the CMRT. Each of such persons disclaims beneficial ownership of all of the shares held by the CMRT, except to the extent of his or her individual vested beneficial interest, if any, in the assets the CMRT holds.

     By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Harold C. Simmons may be deemed to control such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares directly held by certain of such other entities. However, Mr. Simmons disclaims such beneficial ownership of the shares beneficially owned directly or indirectly by any of such entities, except to the extent of his vested beneficial interest, if any, in shares held by the CMRT and his interest as a beneficiary of the CDCT No. 2. Mr. Harold Simmons disclaims beneficial ownership of all shares of Common Stock that NL, Valhi or Tremont directly holds.

     All directors or executive officers of Kronos Worldwide who are also directors or executive officers of NL, Valhi or Tremont disclaim beneficial ownership of the shares of Common Stock that NL, Valhi or Tremont directly hold.

     Harold C. Simmons' spouse is the direct owner of 35,233 shares of Common Stock and 69,475 shares of NL Common Stock. Mr. Simmons may be deemed to share indirect beneficial ownership of such shares. Mr. Simmons disclaims all such beneficial ownership.

     Harold C. Simmons directly holds 3,042 shares of Common Stock, 12,000 shares of NL common stock (including stock options exercisable for 6,000 shares) and 3,383 shares of Valhi Common Stock.

     Valmont Insurance Company ("Valmont"), NL and a subsidiary of NL directly hold 1,000,000, 3,522,967 and 1,186,200 shares of Valhi Common Stock, respectively. Valhi is the direct holder of 100% of the outstanding common stock of Valmont. NL is a majority owned subsidiary of Valhi. Pursuant to Delaware law, Valhi treats the shares of Valhi Common Stock that Valmont, NL and NL's subsidiary directly hold as treasury stock for voting purposes and for purposes of calculating the percentage ownership of the outstanding shares of Valhi Common Stock as of the Record Date in this proxy statement such shares are not deemed outstanding.

     The business address of VGI, National, NOA, Dixie Holding, the Foundation, the CMRT and Contran is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana 70542. The business address of Southwest is 402 Canal Street, Houma, Louisiana 70360.

     Kronos Worldwide understands that Contran and related entities may acquire or dispose of shares of Common Stock through open-market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of Common Stock in the market, an assessment of the business of and prospects for Kronos Worldwide, financial and stock market conditions and other factors deemed relevant by such entities. Kronos Worldwide may similarly consider acquisitions of shares of Common Stock and acquisitions or dispositions of securities issued by related entities.

     Ownership of NL and Valhi. Kronos Worldwide directors and executive officers own equity securities of certain Kronos Worldwide related companies. The following table and footnotes set forth the beneficial ownership, as of the Record Date, of the shares of NL and Valhi Common Stock held by each director of Kronos Worldwide, each named executive officer and all current directors and executive officers of Kronos Worldwide as a group. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.

                                              NL Common Stock                        Valhi Common Stock
                                     ---------------------------------      -------------------------------------
                                     Amount and Nature      Percent of        Amount and Nature        Percent of
                                       of Beneficial          Class             of Beneficial            Class
Name of Beneficial Owner                Ownership (1)         (1)(2)             Ownership (1)           (1)(3)
------------------------------       ---------------------- ----------      -------------------------- ----------
Harold C. Simmons.............            12,000  (4)(5)          *                3,383  (4)               *
    Valhi Group, Inc..........               -0-  (4)            -0-          92,739,554  (4)             77.6%
    National City Lines, Inc..               -0-  (4)            -0-          10,891,009  (4)              9.1%
    Contran Corporation.......               -0-  (4)            -0-           4,142,600  (4)(6)           3.5%
    Valhi, Inc................        30,135,390  (4)          62.4%             n/a                       n/a
    Tremont LLC...............        10,215,541  (4)          21.1%                 -0-  (4)              -0-
    Other.....................            69,475  (4)             *            1,215,000  (4)              1.0%
                                     -----------                            ------------
                                      40,432,406  (4)          83.7%         108,991,546  (4)             91.2%

Cecil H. Moore, Jr............               -0-                 -0-                 -0-                   -0-
George E. Poston..............               -0-                 -0-                 -0-                   -0-
Glenn R. Simmons..............            12,000  (4)(5)          *               13,247  (4)(7)            *
Dr. R. Gerald Turner..........             1,000  (5)             *                  -0-                   -0-
Steven L. Watson..............            11,000  (4)(5)          *              117,246  (4)(5)            *
Dr. Ulfert Fiand..............             3,600  (5)             *                  -0-                   -0-
Dr. Lawrence A. Wigdor........            90,800  (5)             *                  -0-                   -0-
All  current   directors   and
   executive    officers    of
   Kronos   Worldwide   as   a
   group (12 persons).........        40,460,006  (4)(5)       83.7%         109,280,805  (4)(5)(6)(7)    91.3%

--------------------
*         Less than 1%.

(1) Except as otherwise noted, the listed individuals and group have sole investment power and sole voting power as to all shares set forth opposite their names. The number of shares and percentage of ownership for each person or group assumes the exercise by such person or group (exclusive of others) of stock options that such person or group may exercise within 60 days subsequent to the Record Date.

(2) The percentages are based on 48,323,984 shares of NL Common Stock outstanding as of the Record Date.

(3) The percentages are based on 119,466,678 shares of Valhi Common Stock outstanding as of the Record Date. For purposes of calculating the outstanding shares of Valhi Common Stock as of the Record Date, 1,000,000, 3,522,967 and 1,186,200 shares of Valhi Common Stock held by Valmont, NL and a subsidiary of NL, respectively, are excluded from the amount of Valhi Common Stock outstanding. Pursuant to Delaware law, Valhi treats these excluded shares held by these majority owned subsidiaries as treasury stock for voting purposes.

(4) Excludes certain shares that such individual, entity or group may be deemed to indirectly and beneficially own and as to which each such individual disclaims beneficial ownership. See footnote (4) to the "Ownership of Kronos Worldwide" table.

(5) The shares of NL Common Stock or Valhi Common Stock shown as beneficially owned by such person or group include the following number of shares such person or group has the right to acquire upon the exercise of stock options granted pursuant to NL or Valhi stock option plans that such person or group may exercise within 60 days subsequent to the Record Date:

                                                        Shares of NL Common Stock     Shares of Valhi Common Stock
                                                       Issuable Upon the Exercise     Issuable Upon the Exercise of
                                                            of Stock Options                  Stock Options
                  Name of Beneficial Owner               On or Before May 28, 2004       On or Before May 28, 2004
         -----------------------------------------     ---------------------------    -----------------------------
         Glenn R. Simmons.........................                2,000                              -0-
         Harold C. Simmons........................                6,000                              -0-
         Steven L. Watson.........................                4,000                          100,000
         Dr. Ulfert Fiand.........................                3,600                              -0-
         Dr. Lawrence A. Wigdor...................               89,800                              -0-
         All   current   directors   and   executive
           officers as a group (12 persons).......               15,600                          257,600


(6) Includes 439,400 shares of Valhi Common Stock the CDCT No. 2 directly holds.

(7) The shares of Valhi Common Stock shown as beneficially owned by Glenn R. Simmons include 800 shares his wife holds in her retirement account, with respect to which shares he disclaims beneficial ownership.

     Kronos Worldwide understands that Valhi has pledged approximately 62.0% of the outstanding shares of NL Common Stock to secure Valhi's bank borrowings. Foreclosure by the lender on this pledge in the event of Valhi's default on the loan, which Valhi has advised Kronos Worldwide is unlikely, may at a subsequent date result in a change in control of NL.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                              AND OTHER INFORMATION

     Compensation of Directors. Directors of Kronos Worldwide did not receive any compensation for 2003. In 2004, directors are expected to receive an annual retainer of $20,000, paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings and at a daily rate ($125 per hour) for other services rendered on behalf of the Board of Directors or its committees. In addition, directors will receive an annual retainer of $2,000, paid in quarterly installments, for each committee on which they serve. If any director dies while serving on the Board of Directors, his or her designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect. Kronos Worldwide reimburses its directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of the Board of Directors or its committees.

     On the day of the Meeting, each director is expected to receive a grant of shares of Common Stock as determined by the following formula based on the closing price of a share of Common Stock on the date of the Meeting.

       Range of Closing Price Per                    Shares of Common
      Share on the Date of Grant                    Stock to Be Granted
      ---------------------------                   -------------------
         Under $5.00                                       2,000
         $5.00 to $9.99                                    1,500
         $10.00 to $20.00                                  1,000
         Over $20.00                                         500

     Summary of Cash and Certain Other Compensation of Executive Officers. The Summary Compensation Table set forth below provides information concerning annual and long-term compensation paid or accrued by Kronos Worldwide and its subsidiaries for services rendered to Kronos Worldwide and its subsidiaries during 2003, 2002 and 2001 by Kronos Worldwide's chief executive officer, one other executive officer whose total salary and bonus in 2003 exceeded $100,000 and Kronos Worldwide's former chief executive officer.

                         SUMMARY COMPENSATION TABLE (1)

                                                                                        Long-Term
                                                                                     Compensation (2)
                                                                                     ----------------
                                                                                          Awards
                                                                                     ----------------
                                                   Annual Compensation                    Shares
                                   ------------------------------------------------
         Name and                                                   Other Annual        Underlying       All Other
    Principal Position       Year       Salary          Bonus      Compensation (3)     Options (#)     Compensation
--------------------------   ----  -------------- --------------  -----------------  ----------------  --------------
Harold C. Simmons (4).....   2003  $  190,000 (4) $      -0- (4)  $       -0-                -0-       $     -0-
Chairman of the Board and
   Chief Executive Officer

Dr. Ulfert Fiand..........   2003     173,786 (5)    121,650 (5)          -0-                -0-             -0-
Senior Vice President        2002     128,827 (5)     89,388 (5)          -0-                -0-             -0-
   Manufacturing and         2001     119,071 (5)    184,514 (5)          -0-              6,000 (6)         -0-
   Technology

Dr. Lawrence A. Wigdor (7)   2003     915,833 (7)    922,000 (7)          532 (9)            -0-         114,375 (10)
Former Chief Executive       2002     750,000        750,000 (8)           68 (9)            -0-         186,848 (10)
   Officer                   2001     750,000      1,350,000 (8)        2,729 (9)        100,000 (6)     351,658 (10)

----------------

(1) Other than Drs. Fiand and Wigdor, Kronos Worldwide's executive officers provided their services to Kronos Worldwide during 2003 pursuant to a Services Agreement between NL, Kronos Worldwide and KII dated as of January 1, 1995 and amended as of April 1, 2002 (the "NL ISA"). Other than Mr. Simmons, the charges for such executive officers' services under the NL ISA for 2003 to Kronos Worldwide were not specifically identifiable to a particular executive officer or did not exceed $100,000. NL's charges to Kronos Worldwide under the NL ISA for the services of Robert D. Hardy, Kronos Worldwide's former chief financial officer, were not specifically identifiable to his services. However, KII paid Mr. Hardy a bonus of $250,000 in 2001 outside of the NL ISA for services Mr. Hardy rendered to KII. See "Certain Relationships and Related Transactions." Mr. Hardy resigned as chief financial officer of Kronos Worldwide effective July 28, 2003.

(2) No shares of restricted stock were granted to the named executive officers nor payouts made to the named executive officers pursuant to long-term incentive plans during the last three years. Therefore, the columns for such compensation have been omitted.

(3) Other annual compensation for each of the named executive officers represents perquisites to the extent such amounts are required to be reported pursuant to SEC rules.

(4) For all of 2003, Harold C. Simmons was an employee of Contran. He became an executive officer of Kronos Worldwide as of August 6, 2003. The amount shown in the table as salary for him in 2003 represents the portion of the fees Kronos Worldwide and its subsidiaries paid to NL pursuant to the NL
     ISA that relates to services he rendered to Kronos Worldwide and its subsidiaries in 2003.

(5) Dr. Fiand receives his cash compensation in euros. Kronos Worldwide reports these amounts in the table above in U.S. dollars based on the average exchange rate for each of 2003, 2002 and 2001 of $1.1212, $0.9360 and $0.8957 per (euro)1.00, respectively.

(6) Represents options to purchase shares of NL Common Stock. Upon exercise, NL will bill Kronos Worldwide the difference between the fair market value of the shares issued upon exercise and the aggregate exercise price for such shares.

(7) In July 2003, Dr. Wigdor resigned as Kronos Worldwide's chief executive officer and elected to receive early retirement benefits. Prior to his resignation, Dr. Wigdor was an executive officer of NL and Kronos Worldwide and devoted all of his business time to Kronos Worldwide. Accordingly, prior to his resignation Kronos Worldwide paid, accrued or was charged for all of Dr. Wigdor's compensation. Dr. Wigdor currently serves as a consultant to Kronos Worldwide with ongoing management involvement in the TiO2 operations conducted by Kronos Worldwide. Of the amount shown in the table as the 2003 salary for Dr. Wigdor, $495,833 represents the salary Kronos Worldwide paid him for his 2003 services while he was an employee and $420,000 represents the amount Kronos Worldwide paid him for his 2003 services while he was a consultant. The amount shown in the table as the 2003 bonus for Dr. Wigdor represents amounts Kronos Worldwide paid him for his 2003 services while he was a consultant that are comparable to 2003 bonus payments. See "-- Wigdor Compensatory Arrangement."

(8) Amounts Kronos Worldwide paid Dr. Wigdor pursuant to NL's variable compensation plan, including, in certain instances, discretionary bonus amounts.

(9) These amounts represent accruals on Dr. Wigdor's deferred compensation that exceeded 120% of the applicable federal long-term interest rate.

(10) As shown below, all other compensation for 2003, 2002, and 2001 for Dr. Wigdor consisted of (i) matching contributions Kronos Worldwide made or accrued pursuant to the savings feature of the NL savings plan, (ii) retirement contributions Kronos Worldwide made or accrued pursuant to the NL savings plan, (iii) life insurance premiums Kronos Worldwide paid and
     (iv) amounts Kronos Worldwide paid under the NL Supplemental Executive Retirement Plan (the "SERP").

                                                       NL Savings
                                         NL Savings       Plan          Life
                                            Plan       Retirement     Insurance     SERP
    Named Executive Officer      Year       Match     Contributions   Premiums    Payments      Total
    ------------------------     ----    ----------   -------------   ---------   ---------  ----------
    Lawrence A. Wigdor......     2003     $  8,000     $  16,600      $  6,109    $  83,666  $  114,375
                                 2002        8,000        16,600        10,248      152,000     186,848
                                 2001        6,800        14,110        10,248      320,500     351,658

     In 2001, NL amended the SERP to provide for the distribution of the accrued balance in each SERP participant's account and the payment of future SERP benefits to participants as accrued, thus reducing Kronos Worldwide's interest costs. In connection with the amendment, in 2001 Kronos Worldwide paid $1,761,661 to Dr. Wigdor, which represented the accrued vested balance in his SERP account with interest. These accrued amounts were previously reported as compensation in the years accrued.

     No Grants of Stock Options or Stock Appreciation Rights. Neither Kronos Worldwide nor any of its parent or subsidiary corporations granted any stock options or stock appreciation rights ("SARs") to the named executive officers during 2003.

     Stock Option Holdings. The following table provides information concerning the value of unexercised stock options the named executive officers held as of December 31, 2003. The stock options described in the following table are options to purchase shares of NL Common Stock pursuant to NL's stock option plans. Neither Kronos Worldwide nor any of its parent or subsidiary corporations has granted any SARs.

                       DECEMBER 31, 2003 OPTION VALUES (1)

                                            Number of Shares Underlying     Value of Unexercised
                                              Unexercised Options at        In-the-Money Options
                       Name                    December 31, 2003 (#)      at December 31, 2003 (2)
------------------------------------------  ---------------------------  ---------------------------
                                            Exercisable   Unexercisable  Exercisable   Unexercisable
                                            -----------   -------------  -----------   -------------
Harold C. Simmons.........................     8,000            -0-      $  40,330     $       -0-

Dr. Ulfert Fiand..........................     7,400          6,600         36,828          21,968

Dr. Lawrence A. Wigdor....................   154,000        159,600        181,772         640,245

----------

(1) During 2003, Robert D. Hardy received 12,000 shares of NL Common Stock upon the exercise of his stock options and realized an aggregate value from such exercises of $56,212. The amount he realized upon the exercise of stock options is based on the difference between the closing sales price per share of NL Common Stock on the day of exercise and the exercise price per share. At December 31, 2003, Mr. Hardy held exercisable stock options to purchase 50,000 shares of NL Common Stock and unexercisable stock options to purchase 48,000 shares of NL Common Stock. Based on the difference between the exercise price of his individual stock options and the $11.70 per share closing sales price of NL Common Stock on December 31, 2003, the value of Mr. Hardy's exercisable and unexercisable stock options to purchase NL common stock was $31,424 and $124,612, respectively.

(2) The value is based on the difference between the exercise price of the individual stock options and the closing sales price per share of NL Common Stock on December 31, 2003 of $11.70.

     Pension Plans. The Retirement Program of NL Industries, Inc. for its U.S. employees (the "Pension Plan") provides lifetime retirement benefits to eligible employees. In 1996, NL approved the suspension of all future accruals under the salaried component of the Pension Plan. Following his resignation in July 2003, Dr. Wigdor elected to receive his retirement benefits at an early retirement age. He began receiving a monthly payment amount of $2,428 in August 2003, which will continue for the remainder of his life. The estimated accrued annual benefit payable under the Pension Plan upon retirement at normal retirement age for Mr. Hardy is $12,348.

     Dr.  Fiand  is  eligible  to  receive  his  pension  through  KII's  German operations ("Kronos Germany") through the Bayer Pensionskasse and the Supplemental Pension Promise. All of KII's employees in Germany (including wage earners) who have contributed for five years and are less than 55 years of age are covered by the Bayer Pensionskasse. Each employee contributes 2% of eligible earnings excluding bonus, up to the social security contribution ceiling (currently (euro)61,200) and the Bayer Pensionskasse provides a benefit of 44% of such employee's accumulated contributions (with a minimum benefit of approximately (euro)13 per month). The Supplemental Pension Promise also covers all of KII's employees in Germany who have completed ten years of service. Kronos Germany accrues 11.25% of participants' eligible annual earnings excluding bonus in excess of the social security contribution ceiling, up to a maximum of (euro)106,900. The Supplemental Pension Promise provides an annual retirement benefit of 20% of all accruals made by Kronos Germany. Benefits for both plans are payable upon retirement and the attainment of ages specified in the plans. No amounts were paid or distributed under these plans to Dr. Fiand in 2003. The estimated accrued annual benefit payable upon normal retirement at normal retirement age for Dr. Fiand is (euro)25,991.

     Wigdor Compensatory Arrangement. Concurrently with his resignation as chief executive officer of Kronos Worldwide in July 2003, Dr. Wigdor entered into a consultancy arrangement with Kronos Worldwide pursuant to which Dr. Wigdor provides ongoing management involvement in Kronos Worldwide's TiO2 operations. Dr. Wigdor received $461,000 on August 1, 2003 and monthly payments of $84,000 beginning on August 1, 2003. On February 1, 2004, Dr. Wigdor received a payment under the arrangement of $461,000 based on Kronos Worldwide having achieved 2003 segment profit (as Kronos Worldwide defines that term internally) of in excess of $130 million. Beginning in 2004, Dr. Wigdor will receive annual discretionary bonuses that are no less than the average bonus paid to the three executives of NL and Kronos Worldwide combined receiving the highest paid bonuses for 2004 and 2005, respectively, excluding NL's chief executive officer. Under the consultancy arrangement, as amended in February 2004, if Kronos Worldwide terminates the consultancy arrangement prior to December 31, 2006, Dr. Wigdor will receive twelve months compensation and medical and dental coverage through December 31, 2006 and, if terminated in 2004 or after, a pro-rata portion of his discretionary bonus for the year in which the termination occurs. The arrangement provides Dr. Wigdor various other benefits, such as medical and dental benefits and office and secretarial support at Kronos Worldwide's New Jersey office.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table provides summary information with respect to Kronos Worldwide's equity compensation plans under which Kronos Worldwide's equity securities may be issued to employees or nonemployees (such as directors, consultants, advisers, vendors, customers, suppliers and lenders) in exchange for consideration in the form of goods or services. The 2003 Plan, which was approved by Kronos Worldwide's sole stockholder prior to the Distribution Date, is the only such Kronos Worldwide equity compensation plan.

                                         Column (A)                   Column (B)                   Column (C)
                                --------------------------    -------------------------    -------------------------
                                                                                             Number of Securities
                                                                                            Remaining Available for
                                                                                             Future Issuance Under
                                Number of Securities to be    Weighted-Average Exercise    Equity Compensation Plans
                                  Issued Upon Exercise of       Price of Outstanding         (Excluding Securities
                                   Outstanding Options,               Options,                   Reflected in
        Plan Category                Warrants and Rights          Warrants and Rights              Column (A))
----------------------------    --------------------------    -------------------------    -------------------------
Equity  compensation  plans
approved     by    security
holders....................                -0-                       $    -0-                       150,000

Equity  compensation  plans
not  approved  by  security
holders....................                -0-                            -0-                           -0-

Total......................                -0-                            -0-                       150,000

                       CODE OF BUSINESS CONDUCT AND ETHICS

     Kronos Worldwide has adopted a code of business conduct and ethics that applies to all of Kronos Worldwide's directors, officers and employees, including Kronos Worldwide's principal executive officer, principal financial officer, principal accounting officer and controller. Any person may obtain a copy of the code, without charge, by sending a written request to Kronos Worldwide's corporate secretary at Kronos Worldwide, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. Only the Board of Directors may amend the code. The code will be available on Kronos Worldwide's website at www.kronostio2.com in accordance with NYSE listing standards. Only Kronos Worldwide's audit committee or other committee of the Board of Directors with specific delegated authority may grant a waiver of the code. Kronos Worldwide will disclose amendments to, or waivers of, the code as required by law and the applicable rules of the NYSE.

                         CORPORATE GOVERNANCE GUIDELINES

     Kronos Worldwide intends to adopt corporate governance guidelines that will comply with the NYSE listing standards. Kronos Worldwide will also make the guidelines and its audit committee charter available on Kronos Worldwide's website at www.kronostio2.com in accordance with the NYSE listing standards. Any person will be able to obtain a copy of the guidelines (when adopted) or the audit committee charter, without charge, by sending a written request to Kronos Worldwide's corporate secretary at Kronos Worldwide, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Kronos Worldwide's executive officers, directors and persons who own more than 10% of a registered class of Kronos Worldwide's equity securities to file reports of ownership with the SEC, the NYSE and Kronos
Worldwide. Based solely on the review of the copies of such forms and representations by certain reporting persons, Kronos Worldwide believes that for 2003 its executive officers, directors and 10% stockholders complied with all applicable filing requirements under Section 16(a).

                        REPORT ON EXECUTIVE COMPENSATION

     During 2003, Kronos Worldwide paid certain amounts to NL for executive management services pursuant to the NL ISA, including the advisory services of Mr. Harold C. Simmons. Before the changes Kronos Worldwide made to its executive management in 2003, Kronos Worldwide's executive officers (with the exception of Dr. Lawrence A. Wigdor) provided their services to Kronos Worldwide pursuant to the NL ISA. Following the management changes, Kronos Worldwide's executive officers (other than Dr. Ulfert Fiand and Mr. John A. St. Wrba) provided their services to Kronos Worldwide indirectly pursuant to the 2003 intercorporate services agreement between NL and Contran (the "2003 Contran/NL ISA"). Under the Contran/NL ISA, Contran provided certain services to NL, including the advisory services of Mr. Harold C. Simmons, certain of which were for the benefit of Kronos Worldwide.

     In considering the NL ISA, the Company considered the overall fee to be charged to Kronos Worldwide under the NL ISA for the services provided to Kronos Worldwide. No specific formulas, guidelines or comparable positions were considered in determining the amount of such fee, nor was there any specific relationship between Kronos Worldwide's current or future performance and the level of such fee. In 2003, Kronos Worldwide did not pay any additional amounts to NL under the NL ISA for services provided to Kronos Worldwide indirectly by Contran. Certain of the amounts paid by Kronos Worldwide in 2003 under the NL ISA were identifiable to a specific Kronos Worldwide executive officer and others were not. See "Certain Relationships and Related Transactions."

     In 2003, the Management Development and Compensation Committee of NL (the "NL MD&C Committee") administered matters regarding the compensation of Kronos Worldwide's former chief executive officer ("CEO"), who was also an executive officer of NL, and Dr. Fiand. Historically, Kronos Worldwide's cash compensation system with respect to its executive officers was part of the NL compensation system, and generally consisted of two primary components: base salary and annual variable compensation provided by the NL Variable Compensation Plan. Through the use of the foregoing and other incentive compensation arrangements, the NL MD&C Committee sought to achieve a balanced compensation package that would attract and retain high-quality key executives, appropriately reflect each such executive officer's individual performance, contributions and general market value, and provide further incentives to the officers to maximize annual operating performance and long-term shareholder value.

     In 2003, the NL MD&C Committee reviewed and acted on the recommendation of the former NL CEO regarding a change in the base salaries for certain of Kronos Worldwide's executive officers, including Kronos Worldwide's former CEO. The former NL CEO made this recommendation after consultation with the chairman of the board of NL. This recommendation and the NL MD&C Committee's actions regarding base salaries in 2003 were based primarily on a subjective evaluation of past and potential future individual performance and contributions, and alternative opportunities that might be available to the executives in question. In 2003, the former Kronos Worldwide CEO's base salary was not changed nor set based on any specific relationship to Kronos Worldwide's financial performance.

     During 2003, the NL MD&C Committee established awards under the NL Variable Compensation Plan for the former Kronos Worldwide CEO and the executive officers of Kronos Worldwide serving at the time. The awards were contingent on Kronos Worldwide's achieving certain 2003 operating income goals. The former Kronos Worldwide CEO was not entitled to a payout under the NL Variable Compensation Plan due to his retirement in July 2003; however, in connection with his retirement he received a payment comparable to the amount he would have received under the NL Variable Compensation Plan. No executive officer of Kronos Worldwide, other than Dr. Fiand and Mr. St. Wrba, received any variable compensation award for 2003 under the NL Variable Compensation Plan. Dr. Fiand's award is disclosed under the bonus column of the Summary Compensation Table.

     In 2003, NL's MD&C Committee administered matters regarding the stock-based compensation of Kronos Worldwide's executive officers; however, no stock-based awards were made. In 2004, the Kronos Worldwide MD&C Committee administers matters regarding the stock-based compensation of Kronos Worldwide's executive officers. The Kronos Worldwide MD&C Committee does not currently anticipate granting stock-based compensation to anyone in 2004 other than annual grants of stock to Kronos Worldwide's directors, including the chief executive officer, for their services as directors.

     Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the company's chief executive officer and four other most highly compensated executive officers. It is Kronos Worldwide's general policy to structure the performance-based portion of the compensation of its executive officers in a manner that enhances Kronos Worldwide's ability to deduct fully such compensation.

     The following individuals, in the capacities indicated, hereby submit the foregoing report.

          R. Gerald Turner                     George E. Poston
          Chairman of the Kronos Worldwide     Member of the Kronos Worldwide
          MD&C Committee and Independent       MD&C Committee and Independent
          Director                             Director

                                PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly change in the cumulative total stockholder return on Common Stock against the cumulative total return of the S&P 500 Index and the S&P 500 Diversified Chemicals Index for the period commencing December 8, 2003 (the Distribution Date) and ending December 31, 2003. The graph shows the value at December 31, 2003 assuming an original investment of $100 and the reinvestment of dividends.

   Comparison of Cumulative Return Among Kronos Worldwide, Inc. Common Stock,
               the S&P 500 Stock Index and the S&P 500 Stock Index

                          [PERFORMANCE GRAPH OMITTED]

                                                     December 8,    December 31,
                                                        2003           2003
                                                    -------------   ------------
Kronos Worldwide, Inc.........................          $100           $129

S&P 500 Index.................................           100            104

S&P 500 Diversified Chemicals Index...........           100            105

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Relationships  with  Related  Parties.  As  set  forth  under  the  caption
"Security Ownership," Harold C. Simmons, through Contran, may be deemed to control Kronos Worldwide. Kronos Worldwide and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of a publicly held equity interest in another related party. Kronos Worldwide considers, reviews and evaluates and understands that Contran and related entities consider, review and evaluate transactions of the type described above. Depending upon the business, tax and other objectives then relevant and restrictions under the indentures and other agreements, it is possible that Kronos Worldwide might be a party to one or more of such transactions in the future. In connection with these activities Kronos Worldwide may consider issuing additional equity securities or incurring additional indebtedness. Kronos Worldwide's acquisition activities may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be controlled by Mr. Simmons. It is the policy of Kronos Worldwide to engage in transactions with related parties on terms, in the opinion of Kronos Worldwide, no less favorable to Kronos Worldwide than could be obtained from unrelated parties.

     Certain directors or executive officers of Contran, CompX, Keystone, NL, TIMET or Valhi also serve as directors or executive officers of Kronos Worldwide. Such relationships may lead to possible conflicts of interest. These possible conflicts of interest may arise from the duties of loyalty owed by persons acting as corporate fiduciaries to two or more companies under circumstances in which such companies may have adverse interests. No specific procedures are in place that govern the treatment of transactions among Kronos Worldwide and its related entities, although such entities may implement specific procedures as appropriate for particular transactions. In addition, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve.

     Intercorporate Services Agreements. Kronos Worldwide is a party to intercorporate services agreements ("ISAs") with various related parties discussed below. Under the ISAs, employees of one company will provide certain services, including executive officer services, to the other company on a fee basis. Such charges are based upon estimates of the time devoted by employees (or in certain instances, groups of employees) of the provider of the services to the affairs of the recipient, and the compensation of such persons.

     Under the NL ISA, NL provided certain management, financial and administrative services to Kronos Worldwide and its subsidiaries on a fee basis. Kronos Worldwide's intercorporate services fee expense related to the NL ISA was $3.5 million in 2001 and $3.7 million in each of 2002 and 2003. Under the NL ISA and included in the total fee NL charged Kronos Worldwide in 2001, Kronos Worldwide paid fees of approximately $1.4 million for tax and controller services, which included the amount Kronos Worldwide paid NL for the services of Robert D. Hardy as tax director and controller of Kronos Worldwide. Under the NL ISA and included in the total fee NL charged Kronos Worldwide in each of 2002 and 2003, Kronos Worldwide paid fees of approximately $2.1 million for chief financial, treasury, tax and controller services, respectively, which included the amount Kronos Worldwide paid NL for the services of Robert D. Hardy. NL's charges to Kronos Worldwide under the NL ISA for the services Mr. Hardy provided to Kronos Worldwide are not specifically identifiable to his services. However, KII paid Mr. Hardy a bonus of $250,000 in 2001 outside of the NL ISA for services Mr. Hardy rendered to KII.

     Effective November 6, 2003, Kronos Worldwide entered into an ISA with Contran (the "Contran ISA"), which ISA was amended as of January 1, 2004. Under the Contran ISA, Contran provides executive, management, financial, internal audit, accounting, tax, legal, insurance, risk management, treasury, aviation, human resources, technical, consulting, administrative and other services as required from time to time in the ordinary course of Kronos Worldwide's business. These services include the services of certain of Kronos Worldwide's executive officers. The Contran ISA has an initial term that expires on December 31, 2004 and thereafter automatically extends on a quarter-to-quarter basis, generally subject to the termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter. In 2004, Kronos Worldwide expects to pay Contran $4.4 million for its services under the Contran ISA. Kronos Worldwide also pays director fees and expenses directly to Messrs. Glenn and Harold Simmons and Mr. Watson.

     Loans Between Related Parties. At December 31, 2002, Kronos Worldwide had loaned $44.6 million to NL under the terms of a $55 million revolving credit facility entered into with NL during 2002. The loan bore interest at U.S. LIBOR plus 1.75% (3.1% at December 31, 2002), with interest payable quarterly, and all principal was due on December 31, 2005. During the first six months of 2003, NL repaid a net $19.7 million to Kronos Worldwide. In June 2003, Kronos Worldwide distributed to NL the remaining $24.9 million of notes receivable from NL in the form of a noncash dividend. The revolving credit agreement with NL was terminated on June 30, 2003.

     At December 31, 2002, Kronos Worldwide had borrowed $44.6 million from NL Environmental Management Services, Inc., a majority owned subsidiary of NL ("NL EMS"), under the terms of a $55 million revolving credit facility entered into with NL EMS in 2002. The loan bore interest at U.S. LIBOR plus 1.75% (3.1% at December 31, 2002), with interest payable quarterly, and all principal was due on December 31, 2005. During the first six months of 2003, Kronos Worldwide repaid this outstanding balance in full, and the revolving credit agreement with NL EMS was terminated on June 30, 2003.

     On the Distribution Date, immediately prior to NL's distribution of Kronos Worldwide Common Stock, Kronos Worldwide distributed a $200 million dividend to NL in the form of a long-term note payable. The $200 million long-term note payable to NL is unsecured and bears interest at 9% per annum, with interest payable quarterly and all principal due in 2010.

     From time to time, other loans and advances are made between Kronos Worldwide and various related parties pursuant to term and demand notes. These loans and advances are entered into principally for cash management purposes. When Kronos Worldwide loans funds to related parties, the lender is generally able to earn a higher rate of return on the loan than the lender would earn if the funds were invested in other instruments. While certain of such loans may be of a lesser credit quality than cash equivalent instruments otherwise available to Kronos Worldwide, Kronos Worldwide believes that it has evaluated the credit risks involved, and that those risks are reasonable and reflected in the terms of the applicable loans. When Kronos Worldwide borrows from related parties, it is generally able to pay a lower rate of interest than it would pay if it borrowed from other parties. Interest income on all such cash management loans to related parties was $0.7 million in 2003. Interest expense on all such cash management loans from related parties was $1.9 million in 2003.

     Insurance Matters. Contran and Kronos Worldwide participate in a combined risk management program. Pursuant to the program, Contran and certain of its subsidiaries and affiliates, including Kronos Worldwide and certain of its subsidiaries and affiliates, purchase certain of their insurance policies as a group, with the costs of the jointly owned policies being apportioned among the participating companies. Tall Pines Insurance Company ("Tall Pines"), Valmont and EWI RE, Inc. ("EWI") provide for or broker these insurance policies. Tall Pines and Valmont are captive insurance companies wholly owned by Valhi, and EWI is a reinsurance brokerage firm wholly owned by NL. A son-in-law of Harold C. Simmons serves as EWI's chairman of the board and chief marketing officer and is compensated as an employee of EWI. Consistent with insurance industry practices, Tall Pines, Valmont and EWI receive commissions from insurance and reinsurance underwriters for the policies that they provide or broker.

     With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period. As a result, Contran and certain of its subsidiaries or affiliates, including Kronos Worldwide and certain of its subsidiaries or affiliates, have entered into a loss sharing agreement under which any uninsured loss is shared by those entities who have submitted claims under the relevant policy. Kronos Worldwide believes the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

     During 2003, Contran and its related parties paid premiums of approximately $16.7 million for policies Tall Pines or Valmont provided or EWI brokered, including approximately $7.2 million paid by Kronos Worldwide and Louisiana Pigment Company, L.P., a partnership of which Kronos Worldwide and Huntsman International LLC each own 50% ("LPC"). These amounts principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines, Valmont and EWI. In Kronos Worldwide's opinion, the amounts that Kronos Worldwide and LPC paid for these insurance policies and the allocation among Kronos Worldwide and its affiliates of relative insurance premiums are reasonable and at least as favorable to those they could have obtained through unrelated insurance companies or brokers. Kronos Worldwide expects that these relationships with Tall Pines, Valmont and EWI will continue in 2004.

     Tax Sharing Agreements. Prior to December 8, 2003, Kronos Worldwide and its qualifying subsidiaries were members of NL's consolidated U.S. federal income tax group (the "NL Tax Group"). As a member of the NL Tax Group, Kronos Worldwide was a party to a tax sharing agreement (the "NL Tax Agreement"). The NL Tax Group, including Kronos Worldwide, was included in the consolidated U.S. federal tax return of Contran (the "Contran Tax Group"). As a member of the Contran Tax Group, NL is a party to a separate tax sharing agreement (the
"Contran Tax Agreement"). The Contran Tax Agreement provides that NL and its qualifying subsidiaries, including Kronos Worldwide, compute provisions for U.S. income taxes on a separate-company basis using the tax elections made by Contran. Pursuant to the NL Tax Sharing Agreement and using the tax elections made by Contran, Kronos Worldwide made payments to or received payments from NL in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of NL's consolidated tax group but instead was a separate taxpayer. Refunds are limited to amounts previously paid under the NL Tax Sharing Agreement.

     Effective on the Distribution Date, Kronos Worldwide and its qualifying subsidiaries ceased being members of the NL Tax Group, but Kronos Worldwide and its qualifying subsidiaries remained as members of the Contran Tax Group. Kronos Worldwide entered into a new tax sharing agreement with Valhi and Contran, which contains similar terms to the NL Tax Agreement.

     Pursuant to the NL Tax Agreement, Kronos Worldwide paid NL $10.7 million in 2003.

     Other. During 2003, Dr. Wigdor's sister-in-law was employed by Kronos Worldwide and was paid $42,302 and received customary employee benefits, including medical insurance. She continues to be employed by Kronos Worldwide.

                             AUDIT COMMITTEE REPORT

     The audit committee of the Board of Directors is comprised of three directors and operates under a written charter adopted by the Board of Directors. All members of the audit committee meet the independence standards established by the Board of Directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002. The audit committee charter is included as Appendix A to this proxy statement, and shall be available on Kronos Worldwide's website at www.kronostio2.com in accordance with the NYSE listing standards.

     Kronos Worldwide's management is responsible for preparing Kronos Worldwide's consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Kronos Worldwide's independent auditor is responsible for auditing Kronos Worldwide's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for expressing an opinion on the conformity of Kronos Worldwide's financial statements with GAAP. The audit committee assists the Board of Directors in fulfilling its responsibility to oversee management's implementation of Kronos Worldwide's financial reporting process. In its oversight role, the audit committee reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers LLP ("PwC"), Kronos Worldwide's independent auditor for 2003.

     The audit committee met privately with PwC and discussed any issues deemed significant by the independent auditor, including the required matters to be discussed by Statement of Auditing Standards No. 61, Communication with Audit
Committee, as amended. PwC has provided to the audit committee written disclosures and the letter required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and the audit committee discussed with PwC that firm's independence. The audit committee also concluded that PwC's provision of non-audit services to Kronos Worldwide and its affiliates is compatible with PwC's independence.

     Based upon the foregoing considerations, the audit committee recommended to the Board of Directors that Kronos Worldwide's audited financial statements be included in its Annual Report on Form 10-K for 2003.

     Members of the audit committee of the Board of Directors respectfully submit the foregoing report.

          Dr. R. Gerald Turner                 George E. Poston
          Chairman of the Audit Committee      Member of the Audit Committee

          Cecil H. Moore, Jr.
          Member of the Audit Committee

                           INDEPENDENT AUDITOR MATTERS

     Independent Auditor. PwC served as Kronos Worldwide's independent auditor for the year ended December 31, 2003. NL's audit committee has appointed PwC to review Kronos Worldwide's quarterly unaudited consolidated financial statements to be included in its Quarterly Reports on Form 10-Q for the first three quarters of 2004. Kronos Worldwide expects PwC will be considered for appointment to audit Kronos Worldwide's annual consolidated financial statements for the year ending December 31, 2004. Representatives of PwC are not expected to attend the Meeting.

     Fees Paid to PwC. The following table shows the aggregate fees PwC has billed or is expected to bill to Kronos Worldwide and its subsidiaries for services rendered for 2002 and 2003.

                Type of Fees                     2002           2003
     -------------------------------------   ------------   ------------
     Audit Fees (1).......................   $  1,534,425   $    834,399
     Audit-Related Fees (2)...............         77,134         73,773
     Tax Fees (3).........................         41,826        124,873
     All Other Fees (4)...................          2,206            -0-
                                             ------------   ------------
     Total................................   $  1,655,591   $  1,033,045
                                             ============   ============

--------------------

(1)  Fees for the following services:

     (a)  audits of consolidated year-end financial statements for each year;
     (b) reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
     (c) consents and assistance with registration statements filed with the SEC;
     (d) normally provided statutory or regulatory filings or engagements for each year; and
     (e) the estimated out-of-pocket costs PwC incurred in providing all of such services for which PwC is reimbursed.

(2) Fees for assurance and related services reasonably related to the audit or review of Kronos Worldwide's financial statements for each year. These services included employee benefit plan audits, accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal controls.

(3)  Fees for tax compliance, tax advice and tax planning services.

(4) Fees for all services not described in the other categories. For 2002, these services consisted of certain payroll administration services.

     Preapproval Policies and Procedures. The audit committee has adopted a preapproval policy, a copy of which is attached as Appendix B to this proxy statement. As of May 6, 2003, NL's audit committee became responsible for preapproving every engagement of PwC to perform audit or nonaudit services on behalf of Kronos Worldwide or any of its subsidiaries. As of December 8, 2003, Kronos Worldwide's audit committee became responsible for preapproving these engagements. Since May 6, 2003, either NL's or Kronos Worldwide's audit committee preapproved all of PwC's services. Accordingly, there were no services for which the de minimus exception, as defined in Section 202 of the Sarbanes-Oxley Act of 2002, was applicable.

                                  OTHER MATTERS

     The Board of Directors knows of no other business that will be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on such matters in accordance with their reasonable judgment.

   STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2005 ANNUAL MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at Kronos Worldwide's annual stockholders meetings, consistent with rules adopted by the SEC. Kronos Worldwide must receive such proposals not later than December 18, 2004 to be considered for inclusion in the proxy statement and form of proxy card relating to the Annual Meeting of Stockholders in 2005. Kronos Worldwide's bylaws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear on Kronos Worldwide's books, the number of shares of Common Stock the stockholder holds and any material interest the stockholder has in the proposal.

     The Board of Directors will consider the director nominee recommendations of Kronos Worldwide stockholders. Kronos Worldwide's bylaws require that a nomination set forth the name and address of the nominating stockholder, a representation that the stockholder will be a stockholder of record entitled to vote at the annual stockholders meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a Kronos Worldwide director if elected.

     The Board of Directors has no specific minimum qualifications for director candidates. The Board of Directors will consider a potential director nominee's ability to satisfy the need, if any, for any required expertise on the Board of Directors or one of its committees. Historically, Kronos Worldwide's management has recommended director nominees to the Board of Directors. Because under the NYSE listing standards Kronos Worldwide may be deemed to be a controlled company, the Board of Directors believes that it is appropriate that Kronos Worldwide not have any additional policies or procedures with regard to the consideration of director candidates recommended by its stockholders.

     For proposals or director nominations to be brought at the 2005 Annual Meeting of Stockholders but not included in the proxy statement for such meeting, Kronos Worldwide's bylaws require that the proposal or nomination must be delivered or mailed to the principal executive offices of Kronos Worldwide no later than forty-five days prior to the earlier of the date (as if in the current year) on which notice of the date of the last annual meeting was mailed or public disclosure of the date of the meeting was made. Proposals and nominations should be addressed to: Corporate Secretary, Kronos Worldwide, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                   COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Stockholders who wish to communicate with the Board of Directors may do so through the following procedures. Stockholder communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to Kronos Worldwide ("Accounting Complaints or Concerns") may be sent to Kronos Worldwide's corporate secretary at Kronos
Worldwide, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. Stockholder communications that relate to matters that are within the scope of the responsibilities of the Board of Directors and its committees, or summaries of such communications, will be forwarded to the chairman of the audit committee.

     Accounting Complaints or Concerns, which may be made anonymously, should be sent to Kronos Worldwide's general counsel with a copy to Kronos Worldwide's chief financial officer at the same address as the corporate secretary. Accounting Complaints or Concerns will be forwarded to the chairman of the audit committee. Kronos Worldwide will keep Accounting Complaints or Concerns confidential and anonymous, to the extent feasible, subject to applicable law. Information contained in an Accounting Complaint or Concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

                         2003 ANNUAL REPORT ON FORM 10-K

     A copy of Kronos Worldwide's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the SEC, is included as part of the annual report mailed to Kronos Worldwide's stockholders with this proxy statement. This Annual Report on Form 10-K may also be accessed on Kronos Worldwide's website at www.kronostio2.com.

                                ADDITIONAL COPIES

     Pursuant to an SEC rule concerning the delivery of annual reports and proxy statements, a single set of these documents may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. Certain beneficial stockholders who share a single address may have received a notice that only one annual report and proxy statement would be sent to that address unless a stockholder at that address gave contrary instructions. If, at any time, a stockholder who holds shares through a broker no longer wishes to participate in householding and would prefer to receive a separate proxy statement and related materials, or if such stockholder currently receives multiple copies of the proxy statement and related materials at his or her address and would like to request householding of Kronos Worldwide communications, the stockholder should notify his or her broker. Additionally, Kronos Worldwide will promptly deliver a separate copy of Kronos Worldwide's 2003 annual report or this proxy statement to any stockholder at a shared address to which a single copy of such documents was delivered, upon the written or oral request of the stockholder.

     To obtain copies of Kronos Worldwide's 2003 annual report or this proxy statement without charge, please mail your request to Robert D. Graham, Corporate Secretary, at Kronos Worldwide, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, or call him at 972.233.1700.

                                             Kronos Worldwide, Inc.




                                             Dallas, Texas
                                             April 16, 2004

                                   Appendix A

                             Kronos Worldwide, Inc.

                             Audit Committee Charter

                            Adopted October 31, 2003
                           Effective December 8, 2003

                                ----------------

                                   ARTICLE I.
                                    PURPOSE

     The audit committee assists the board of directors' oversight responsibilities relating to the financial accounting and reporting processes and auditing processes of the corporation. The audit committee shall assist in the oversight of:

     -    the integrity of the corporation's financial statements;

     -    the corporation's compliance with legal and regulatory requirements;

     -    the independent auditor's qualifications and independence; and

     - the performance of the corporation's internal audit function and independent auditor.

                                   ARTICLE II.
            RELATIONSHIP WITH MANAGEMENT AND THE INDEPENDENT AUDITOR

     Management is responsible for preparing the corporation's financial statements. The corporation's independent auditor is responsible for auditing the financial statements. The activities of the audit committee are in no way designed to supersede or alter these traditional responsibilities. The corporation's independent auditor and management have more time, knowledge and detailed information about the corporation than do the audit committee members. Accordingly, the audit committee's role does not provide any special assurances with regard to the corporation's financial statements. Each member of the audit committee, in the performance of such member's duties, will be entitled to rely in good faith upon the information, opinions, reports or statements presented to the audit committee by any of the corporation's officers or employees or by any other person as to matters such member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

                                  ARTICLE III.
                             AUTHORITY AND RESOURCES

     The audit committee shall have the authority and resources necessary or appropriate to discharge its responsibilities. The audit committee shall be provided with full access to all books, records, facilities and personnel of the corporation in carrying out its duties. The audit committee shall have the sole authority with regard to the independent auditor as set forth in Article V, and the authority to engage independent counsel and other advisors, as it determines is necessary to carry out its duties. The corporation shall provide appropriate funding, as the audit committee determines is necessary or appropriate in carrying out its duties, for the committee to engage and compensate the independent auditor or legal counsel or other advisors to the committee, and to pay the committee's ordinary administrative expenses.

                                   ARTICLE IV.
                            COMPOSITION AND MEETINGS

     The board of directors shall set the number of directors comprising the audit committee from time to time, which number shall not be less than three. The board of directors shall designate a chairperson of the audit committee. The number of directors comprising the audit committee and the qualifications, which members will all be financially literate with at least one being an audit committee financial expert, and independence of each member of the audit committee shall at all times satisfy all applicable requirements, regulations or laws, including, without limitation, the rules of any exchange or national securities association on which the corporation's securities trade. Simultaneous service on more than three non-affiliated public company audit committees requires a special determination by the board of directors and, if required, disclosure in the annual proxy statement. The board of directors shall determine, in its business judgment, whether the members of the audit committee satisfy all such requirements, regulations or laws.

     The audit committee shall meet at least quarterly and as circumstances dictate. Regular meetings of the audit committee may be held with or without prior notice at such time and at such place as shall from time to time be determined by the chairperson of the audit committee, any of the corporation's executive officers or the secretary of the corporation. Special meetings of the audit committee may be called by or at the request of any member of the audit committee, any of the corporation's executive officers, the secretary of the corporation or the independent auditor, in each case on at least twenty-four hours notice to each member.

     A majority of the audit committee members shall constitute a quorum for the transaction of the audit committee's business. The audit committee shall act upon the vote of a majority of its members at a duly called meeting at which a quorum is present. Any action of the audit committee may be taken by a written instrument signed by all of the members of the audit committee. Meetings of the audit committee may be held at such place or places as the audit committee shall determine or as may be specified or fixed in the respective notice or waiver of notice for a meeting. Members of the audit committee may participate in audit committee proceedings by means of conference telephone or similar communications equipment by means of which all persons participating in the proceedings can hear each other, and such participation shall constitute presence in person at such proceedings.

                                   ARTICLE V.
                                RESPONSIBILITIES

     To fulfill its responsibilities, the audit committee shall perform the following activities.

Financial Disclosure

     - Review and discuss the corporation's annual audited financial statements and quarterly financial statements with management and the independent auditor, and the corporation's related disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     - Recommend to the board of directors, if appropriate, that the audited financial statements be included in the corporation's Annual Report on Form 10-K to be filed with the U.S. Securities and Exchange Commission.

     - Generally discuss (i.e., a discussion of the types of information to be disclosed and the type of presentation to be made) with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance provided to analysts and rating agencies. The audit committee need not discuss in advance each earnings release or each instance in which the corporation may provide earnings guidance.

     - Prepare such reports of the audit committee for the corporation's public disclosure documents as applicable requirements, regulations or laws may require from time to time, which includes the audit committee report as required by the U.S. Securities and Exchange Commission to be included in the corporation's annual proxy statement.

     - Review significant accounting and reporting issues, including recent professional and regulatory pronouncements or proposed pronouncements, and understand their impact on the corporation's financial statements.

     - Ascertain from officers signing certifications whether there existed any significant deficiencies or any material weaknesses of internal control and any fraud.

Independent Auditor

     - Appoint, compensate, retain and oversee (including the resolution of disagreements between management and the independent auditor regarding financial reporting) the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the corporation.

     - Provide that the independent auditor report directly to the audit committee.

     - Annually review the qualifications, independence and performance of the independent auditor, including an evaluation of the lead partner

     - Receive such reports and communications from the independent auditor and take such actions as are required by auditing standards generally accepted in the United States of America or applicable requirements, regulations or laws, including, to the extent so required, the following:

          * prior to the annual audit, review with management and the independent auditor the scope and approach of the annual audit;

          * review any changes in the independent auditor's scope during the audit, and after the annual audit, review with management and the independent auditor the independent auditor's reports on the results of the annual audit;

          * review with the independent auditor any audit problems or difficulties and management's response;

          * review with the independent auditor prior to filing the audit report with the U.S. Securities and Exchange Commission the matters required to be discussed by the Statement on Accounting Standards 61, as amended, supplemented or superseded; and

          * at least annually, obtain and review a report by the independent auditor describing:

               o    the   independent   auditor's   internal   quality   control
                    procedures;

               o any material issues raised by the most recent internal quality control review, or peer review, of the independent auditor or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and

               o all relationships between the independent auditor and the corporation in order to assess the auditor's independence, including the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, supplemented or superseded.

     - Establish preapproval policies and procedures for audit and permissible non-audit services provided by the independent auditor. The audit committee shall be responsible for the preapproval of all of the independent auditor's engagement fees and terms, as well as all permissible non-audit engagements of the independent auditor, as required by applicable requirements, regulations or laws. The audit committee may delegate to one or more of its members who are independent directors the authority to grant such preapprovals, provided the decisions of any such member to whom authority is delegated shall be presented to the full audit committee at its next scheduled meeting.

     - Set clear hiring policies for employees or former employees of the independent auditor.

     - Ensure that significant findings and recommendations made by the independent auditor are received and discussed on a timely basis with the audit committee and management.

Other Responsibilities

     -    Discuss  periodically  with  management  the  corporation's   policies
          regarding risk assessment and risk management.

     - Meet separately, periodically, with management, the internal auditors (or other personnel responsible for the internal audit function) and the independent auditor.

     - Establish procedures for the receipt, retention and treatment of complaints received by the corporation regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     - Review periodically the reports and activities of the internal audit function and the coordination of the internal audit function with the independent auditor.

     -    Conduct an annual evaluation of its own performance.

     -    Report   regularly  to  the  board  of  directors  on  its   oversight
          responsibilities set forth in Article I.

     - Review and reassess this charter periodically. Report to the board of directors any suggested changes to this charter.

     - Meet periodically with officers of the corporation responsible for legal and regulatory compliance by the corporation.

                                   ARTICLE VI.
                                  MISCELLANEOUS

     The audit committee may from time to time perform any other activities consistent with this charter, the corporation's charter and bylaws and applicable requirements, regulations or laws, as the audit committee or the board of directors deems necessary or appropriate.


                                       ADOPTED  BY THE  BOARD  OF  DIRECTORS  OF
                                       KONOS WORLDWIDE, INC. ON OCTOBER 31, 2003
                                       TO BE EFFECTIVE DECEMBER 8, 2003


                                       /S/ Robert D. Graham
                                       Robert D. Graham, Secretary

                                   Appendix B

                             Kronos Worldwide, Inc.

                       Audit Committee Preapproval Policy

                            Adopted February 19, 2004

                                ----------------


                      Section 1. -- Statement of Principles

     The Audit Committee is required, subject to any de-minimus exceptions permitted by applicable law or regulation, to preapprove the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services do not impair the auditors' independence.

     This Policy applies to services provided by the accounting firm that serves Kronos Worldwide, Inc. and its subsidiaries (the "Company") as its primary independent auditor, and any international affiliates thereof.

     Unless a type of service to be provided by the independent auditor is subject to preapproval under Sections 3 or 4 of this Policy, it will require specific preapproval by the Audit Committee under Section 2 of this Policy. In addition, any proposed services subject to preapproval under Section 3 of this Policy that exceeds the applicable preapproved fee level will also require preapproval under either Section 2 or Section 4 of this Policy. Notwithstanding the foregoing, the preapproval requirements under this Policy is waived with respect to the provision of permitted non-Audit Services to the extent allowed by applicable law or regulation.

                       Section 2. -- Specific Preapproval

     Subject to Sections 4 and 5 of this Policy, the following describes the Audit and Audit-related services to be provided by the independent auditor that must have the specific preapproval of the Audit Committee before the independent auditor can be engaged:

     - Annual audits of the consolidated financial statements of the Company, attestation services associated with the Company's system of internal control over financial reporting and other services associated with the Company's Annual Report on Form 10-K;
     - Quarterly review procedures associated with the Company's unaudited interim consolidated financial statements and other services associated with the Company's Quarterly Reports on Form 10-Q;
     - Services associated with registration statements filed by the Company with the Securities and Exchange Commission ("SEC"), including responding to SEC comment letters and providing comfort letters;
     - Statutory audits or annual audits of the annual financial statements of subsidiaries of the Company;
     - Quarterly review procedures of the interim financial statements of subsidiaries of the Company;
     - Services associated with potential business acquisitions/dispositions involving the Company;
     - Any other services provided to the Company not specifically described above or in Section 3 of this Policy; and
     - Any material changes in terms, conditions or fees with respect to the foregoing resulting from changes in audit scope, Company structure or other applicable matters.

                  Section 3. -- Other Categories of Preapproval

     Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of all of the services described below does not impair the independence of the auditor and is consistent with the SEC's rules on auditor independence.

     Subject to Section 5 of this Policy, the following Audit, Audit-related, Tax and All Other services to be provided by the independent auditor will have the preapproval of the Audit Committee, subject to the limitation that the aggregate fees for such services provided by the independent auditor in any calendar year may not exceed the limits established by the Audit Committee. The Audit Committee will periodically revise the list of pre-approved services and the fee limitation based on subsequent determinations as it deems appropriate.

     -    Audit Services:

          * Consultations with the Company's management as to the accounting and/or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations of the SEC, the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or other applicable domestic or international regulatory or standard-setting bodies; and
          * Assistance with responding to SEC comment letters received by the Company other than in connection with a registration statement filed with the SEC.

     -    Audit-related  Services:

          * Consultations with the Company's management as to the accounting and/or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations of the SEC, the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or other applicable domestic or international regulatory or standard-setting bodies (note, under SEC rules, some consultations may be "audit" rather than "audit-related");
          *    Financial  statement  audits  of  employee  benefit  plans of the
               Company;
          * Agreed-upon or expanded audit procedures related to the Company's accounting records required to respond to or comply with financial, accounting, legal, regulatory or contractual reporting requirements; and
          * Internal control reviews and assistance with internal control reporting requirements of the Company (to the extent permitted by applicable rule or regulation).

     -    Tax Services:

          * Consultations with the Company's management as to the tax treatment of transactions or events and/or the actual or potential tax impact of final or proposed laws, rules and regulations in U.S. federal, state and local and international jurisdictions;
          * Consultations with the Company's management related to compliance with existing or proposed tax laws, rules and regulations in U.S. federal, state and local and international jurisdictions;
          * Assistance in the preparation of and review of the Company's U.S. federal, state and local and international income, franchise and other tax returns;
          * Assistance with tax inquiries, audits and appeals of the Company before the U.S. Internal Revenue Service and similar state, local and international agencies;
          * Consultations with the Company's management regarding domestic and international statutory, regulatory or administrative tax developments;
          *    Transfer pricing and cost segregation studies of the Company; and
               o Expatriate tax assistance and compliance for the Company and its employees.

     -    Other Services:

          * Assistance with corporate governance matters (including preparation of board minutes and resolutions) and assistance with the preparation and filing of documents (such as paperwork to register new companies or to de-register existing companies) involving the Company with non-U.S. governmental and regulatory agencies, provided, however, that the non-U.S. jurisdiction in which such services are provided does not require that the individual providing such service be licensed, admitted or otherwise qualified to practice law.

     Any services provided by the independent auditor under this Section of the Policy shall be reported to the full Audit Committee by an officer of the Company at the first meeting of the Audit Committee held subsequent to the engagement of the independent auditor to provide such services. Such report shall include detailed back-up documentation provided by the independent auditor regarding the services provided.

                            Section 4. -- Delegation

     Subject to Section 5 of this Policy, the Audit Committee has delegated preapproval authority to the Audit Committee Chairman or his/her designee for
(i) any proposed services described in Section 3 of this Policy to the extent that the aggregate fees for such services provided by the independent auditor during the then-current calendar year has exceeded the limits established by the Audit Committee or (ii) any other proposed services that are not described in
Section 3 of this Policy that the Audit Committee Chairman or his/her designee determines to be appropriate or necessary. The Chairman or his/her designee shall report any pre-approval decisions under this Section 4 of the Policy to the full Audit Committee at the first meeting of the Audit Committee held subsequent to such pre-approval decision. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

                   Section 5. -- Prohibited Non-Audit Services

     The following is a list of non-audit services for which the independent auditor is prohibited from providing to the Company under the terms of the SEC's rules on auditor independence:

     - Bookkeeping or other services related to the accounting records or financial statements of the Company;
     -    Financial information systems design and implementation;
     -    Appraisal    or    valuation    services,    fairness    opinions   or
          contribution-in-kind reports;
     -    Actuarial services;
     -    Internal audit outsourcing services;
     -    Management functions;
     -    Human resources;
     -    Broker, dealer, investment adviser or investment banking services;
     - Legal services to the extent that the jurisdiction in which such services are provided requires that the individual providing such service be licensed, admitted or otherwise qualified to practice law; and
     -    Expert services unrelated to the audit.

                            Section 6. -- Procedures

     Applications to provide services that require preapproval by the Audit Committee under Section 2 of this Policy, or that require preapproval of the Chairman of the Audit Committee or his/her designee under Section 4 of this Policy, must be made by an auditor in writing. Such an application, which shall include detailed back-up documentation provided by the independent auditor regarding the services provided, shall be submitted to the Audit Committee or the Chairman of the Audit Committee, as applicable, for final resolution.

                        Section 7. -- Engagement Letters

     Engagement of the independent auditor under this Policy to provide the following services must be evidenced pursuant to a written engagement letter with the independent auditor that must at least be signed by the Chairman of the Audit Committee or his/her designee before the engagement can commence:

     - Annual audits of the consolidated financial statements of the Company, attestation services associated with the Company's system of internal control over financial reporting and other services associated with the Company's Annual Report on Form 10-K;
     - Quarterly review procedures associated with the Company's unaudited interim consolidated financial statements and other services associated with the Company's Quarterly Reports on Form 10-Q;
     - Services associated with registration statements filed by the Company with the SEC, including responding to SEC comment letters and providing comfort letters; and

     - Any other engagement as may be determined from time-to-time by the Audit Committee or the Chairman of the Audit Committee or his/her designee.

     Any other engagement of the independent auditor under this Policy may be evidenced pursuant to a written engagement letter with the independent auditor, as may be required by the Audit Committee, the Chairman of the Audit Committee or his/her designee, the independent auditor or an officer of the Company, before the engagement can commence. Any such engagement letter may, but is not required to, be signed by the Chairman of the Audit Committee or his/her designee.

                             Kronos Worldwide, Inc.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697

Dear Stockholder:

Kronos Worldwide, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or by telephone. This eliminates the need to return this proxy card.

1. To vote over the internet:

         o Log on to the internet and go to the web site http://www.eproxyvote.com/kro. Internet voting will be available until 12:01 A.M. on May 20, 2004.

2. To vote over the telephone:

         o On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, seven days a week. Telephone voting will be available until 12:01 A.M. on May 20, 2004.

         o        Non-U.S. stockholders should call 1-201-536-8073.

Your electronic vote authorizes the named proxies to vote in the same manner as if you marked, dated and returned this proxy card. If you vote your shares electronically, do not mail back this proxy card.

                  Your vote is important. Thank you for voting.

                                   DETACH HERE
--------------------------------------------------------------------------------
Proxy

                             Kronos Worldwide, Inc.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697


      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KRONOS WORLDWIDE, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 2004


The undersigned hereby appoints Gregory M. Swalwell, Robert D. Graham and A. Andrew R. Louis, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2004 Annual Meeting of Stockholders (the "Meeting") of Kronos Worldwide, Inc., a Delaware corporation ("Kronos Worldwide"), to be held at Kronos Worldwide's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Thursday, May 20, 2004, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of common stock, par value $0.01 per share, of Kronos Worldwide standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.

      THIS PROXY MAY BE REVOKED AS SET FORTH IN THE KRONOS WORLDWIDE PROXY
                  STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The proxies, if this card is properly executed, will vote in the manner directed on this card. If no direction is made, the proxies will vote "FOR" all nominees named on the reverse side of this card for election as directors and, to the extent allowed by the federal securities laws, in the discretion of the proxies as to all other matters that may properly come before the Meeting and any adjournment or postponement thereof.

  PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Kronos Worldwide, Inc.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8003
EDISON, NJ   08818-8003

                Your vote is important. Please vote immediately.

       Vote-by-Internet                          Vote-by-Telephone

Log on to the internet and go to          Call toll-free
http://www.eproxyvote.com/kro.            1/877/PRX-VOTE (1-877-779-8683)

Follow the easy steps outlined on         Follow the easy recorded instructions.
the secured website.


  If you vote over the internet or by telephone, please do not mail your card.

            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
--------------------------------------------------------------------------------

[ X ] Please mark votes as in this example.

This proxy, if properly executed, will be voted as specified below by you. If no direction is given, this proxy will be voted "FOR" all nominees for directors listed below and "FOR" proposal 2.

--------------------------------------------------------------------------------
The Board of Directors recommends a vote "FOR" all nominees for director listed below and "FOR" proposal 2.
--------------------------------------------------------------------------------

1.       Election of Directors. (Please see reverse)

                       FOR      WITHHOLD
         FOR                                   WITHHOLD
         ALL           [ ]         [ ]         FROM ALL
         NOMINEES                              NOMINEES

         ----------------------------------------------
         For all nominees except as written above.

         Director Nominees:
         01  Cecil H. Moore, Jr.,
         02  George E. Poston,
         03  Glenn R. Simmons,
         04  Harold C. Simmons,
         05  Dr. R. Gerald Turner, and
         06  Steven L. Watson.

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.

           [ ] FOR              [ ] AGAINST             [ ] ABSTAIN


Please sign exactly as the name that appears on this card. Joint owners should each sign. When signing other than in an individual capacity, please fully describe such capacity. Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

Signature:               Date:         Signature:               Date:
           ------------        -------            -------------       --------